FREE WRITING PROSPECTUS Dated October 7, 2025	Filed Pursuant to Rule 433 Registration No. 333-286053 Registration No. 333-286053-01

**Full Px Details** Ally Auto Receivables Trust (BBG TICKER: ALLYA 2025-1)

Joint Bookrunners: Barclays (str), BofA Securities, and Wells Fargo Securities

Co-Managers: Cabrera Capital Markets, Lloyds Securities, and SMBC Nikko

Priced - TOE: 3:25 PM ET

-Capital Structure-

CLS	SIZE($MM)	OFFERED SIZE($MM)	WAL*	S&P/Fitch**	BNCH	SPREAD	YIELD(%)	CPN(%)	PX(%)
A-1	260.900	**RETAINED**
A-2	326.310	309.990	0.91	AAA/AAA	I-CRV	+40	4.073%	4.03%	99.99213
A-3	376.310	357.490	2.12	AAA/AAA	I-CRV	+43	4.000%	3.96%	99.98572
A-4	95.650	90.860	3.36	AAA/AAA	I-CRV	+51	4.115%	4.08%	99.99952
B	23.560	**RETAINED**
C	19.630	**RETAINED**
D	14.590	**RETAINED**

* Class A-2 and A-3 WALs assume base case A-2/A-3 split

** Expected ratings

Transaction Details:

* Ticker: ALLYA 2025-1

* Offered Size: $758.340mm (no grow)

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 10% Call

* Expected Ratings: S&P/Fitch

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU/UK RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: October 16, 2025

* First Payment Date: November 17, 2025

* Bill and Deliver: Barclays

Available Information:

* Preliminary Prospectus, FWP (Attached)

* Intex CDI File

Intex Dealname: bcgaart2501_preprice

Password: VYKA

* Roadshow URL : https://dealroadshow.finsight.com

* Entry Code (Case Sensitive): AART251

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.